Exhibit 10.1

Natrol, Inc.

Summary of Terms

of
Agreements with Wayne Bos

This term sheet sets forth a summary of the principal terms of the Employment Agreement (the “Employment Agreement”) to be entered into by and between Natrol, Inc. (the “Company”) and Wayne Bos (the “Executive”).

I. Equity Terms

Award	Executive or his designee will be granted non-qualified options to purchase 6,029,500 shares of the Company’s common stock.

Vesting	Fully vested at time of grant.

Exercise Price of Options	The exercise price for such options shall be $2.282.

Term

Five years from grant date. Subject to earlier termination upon sale of the Company (unless assumed by the buyer of the Company). If Executive voluntarily terminates his employment during the one year period after start of employment, options may only be exercised in the 90 day period following termination of employment.

Payment of Exercise Price	Cash or cashless exercise

Transfer of Options	Permitted only for estate planning purposes

Withholding	Company to withhold taxes as required by law

Conditions for resale	Except as set forth below, shares received upon exercise of options may not be sold for a period of three years after commencement of employment.

• 1,000,000 shares may be sold immediately;
• 1,000,000 shares may be sold at any time after the Threshold Share Price (as defined below) is equal to or greater than $3.00 per share;
• 1,000,000 shares may be sold at any time after the Threshold Share Price is equal to or greater than $3.50 per share;
• 1,000,000 shares may be sold at any time after the Threshold Share Price is equal to or greater than $4.00 per share;
• 1,000,000 shares may be sold at any time after the Threshold Share Price is equal to or greater than $4.50 per share; and,
• 1,029,500 shares may be sold at any time after the Threshold Share Price is equal to or greater than $5.00 per share.

The Threshold Share Price means that the closing price of the Company’s common stock equals or exceeds the relevant threshold for a period of thirty consecutive trading days.

All shares may be sold with no thresholds in place after three years.

Company Trading Policy	The shares may only be sold during open windows as provided in the Company’s insider trading policy.

II. Employment

Title

President/Chief Executive Officer. Executive shall also become a director of the Company. Executive shall devote his full working time to the business of the Company but shall not be required to spend more than 180 days per year in the United States.

Role	Work in tandem with the Company’s founder who will become the Executive Chairman. The by-laws of the Company will reflect this partnership arrangement.

Salary	US $600,000 per annum.

Bonus	Eligible to participate in the Company’s Bonus Compensation Plan as approved annually by the Board of Directors.

Benefits

Executive will participate in all medical, pension, profit sharing, dental and life insurance plans and disability income plans, retirement arrangements and other employment benefits as may be in effect from time to time for executive officers of the Company generally. Executive will be reimbursed for business expenses in accordance with the Company’s policies.

Employment Term	Indefinite.

Indemnification	The Company and the Executive shall enter into an indemnification agreement.

Continuing Obligations	Noncompetition and nonsolicitation covenants will cover the term of employment and a period of 24 months following termination of employment.